PROSPECTUS SUPPLEMENT (To Prospectus dated July 10, 1995)	Filed pursuant to Rule 424(b)(3) Registration No. 33-84974

Equity Residential

18,947,160 Common Shares of Beneficial Interest

This prospectus supplement updates the prospectus dated July 10, 1995, as amended by the prospectus supplement dated April 28, 1997 (collectively, the “Prospectus”).

The Prospectus is being updated to identify the current holders of certain Original OP Units after related party transfers and make clear that any Exchange Shares received by such holders upon the future exchange of their Original OP Units would be registered pursuant to the Prospectus and related registration statement. We have also been informed that none of the holders of Original OP Units listed below have the current intention to exchange any Original OP Units for Exchange Shares or to sell any such Exchange Shares.

Share numbers disclosed in this prospectus supplement have been adjusted to reflect the two-for one share split which we effectuated on October 11, 2001. Capitalized terms used but not defined in this prospectus supplement have the meanings given to such terms in the Prospectus.

You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus.

The following table updates the table contained on pages 26 and 27 of the Prospectus and lists the current holders of certain Original OP Units and the number of Exchange Shares that may be acquired by such holders upon the future exchange of such Original OP Units. These holders do not beneficially own any of our Common Shares other than the Exchange Shares listed below. The information contained herein is based on information provided by the holders of Original OP Units identified below as of November 11, 2015, and information may have changed since such date.

Name	Shares
EGI OP Holdings, L.L.C.(1)	1,074,514
ZFTJT Holdings, L.L.C.(1)	422,288
ZFTKT Holdings, L.L.C. (1)	422,287
ZFTMT Holdings, L.L.C. (1)	422,286
Samstock/SZRT, L.L.C. (2)	400,674
SZMT Holdings, L.L.C. (1)	235,117
SZKT Holdings, L.L.C. (1)	235,110
SZJT Holdings, L.L.C. (1)	235,110
Samstock/ZGPI, L.L.C. (1)	222,340
Jesse Second Trust(3)	103,043
ZFTGT Holdings, L.L.C. (1)	90,491
Sara Second Trust(3)	89,543
Andrew Second Trust(3)	89,543
Abigail Second Trust(3)	89,543
Benjamin Second Trust(3)	89,543
Elizabeth Trust(3)	89,543
Elizabeth Second Trust(3)	89,543
Sara Trust(3)	89,542
Andrew Trust(3)	89,542
Abigail Trust(3)	89,542
Benjamin Trust(3)	89,542
Jesse Trust(3)	76,043
Zell General Partnership, Inc.(1)	28,773

(1)	Chai Trust Company, LLC shares voting and investment power with the record holder over the securities held by this entity.
(2)	Samuel Zell, as sole trustee of Samuel Zell Revocable Trust, which is the sole member of this entity, shares voting and investment power with the record holder over the securities held by this entity.
(3)	Ann Lurie, as trustee of the indicated trust, has sole voting and dispositive power with respect to the securities beneficially owned by such trust.

The date of this prospectus supplement is November 12, 2015.